EXHIBIT 3.41

AMENDMENT TO BYLAWS

OF

THE QUANTUM GROUP, INC.

A new section 6.08 is hereby added to Article VI of the Bylaws of the Company, as follows:

"6.08

SHARES WITHOUT CERTIFICATES.

(a)

ISSUING SHARES WITHOUT CERTIFICATES . Unless the articles of incorporation provide otherwise, the board of directors may authorize the issue of some or all the shares of any or all of its classes or series without certificates. The authorization does not affect shares already represented by certificates until they are surrendered to the corporation.

(b)

INFORMATION STATEMENT REQUIRED. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement containing at a minimum:

(1)

The name of the issuing corporation and that it is organized under the law of this state;

(2)

The name of the person to whom issued; and

(3)

The number and class of shares and the designation of the series, if any, of the issued shares.

If the corporation is authorized to issue different classes of shares or different series within a class, the written statement shall describe the designations, relative rights, preferences, and limitations applicable to each class and the valuation in rights, preferences, and limitations determined for each series (and the authority of the board of directors to determine variations for future series)."

Dated as of July 11, 2007